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                       KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                    (In thousands except per share amounts)
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                                                  For the Three Months
                                                     Ended March 31,
                                                  --------------------
                                                   1998        1997
                                                   ----        ----
Basic:

  Net earnings (loss) applicable to common
    stock                                        $  6,976    $ (5,336)
                                                 ========    ========
  Weighted average number of common
    shares outstanding                             22,528      18,791
                                                 ========    ========

Net earnings (loss) per
    common share - basic                         $    .31    $   (.28)
                                                 ========    ========

Diluted:
  Net earnings (loss) applicable to common stock $  6,976    $ (5,336)
  Elimination of interest expense on 6%
    subordinated convertible debentures
    (net after taxes)                                 276           *
  Elimination of preferred stock dividend
    requirement                                         -           *
                                                 --------    --------
  Net earnings (loss) (as adjusted)              $  7,252   $  (5,336)
                                                 ========    ========
  Weighted average number of common shares
    outstanding                                    22,528      18,791
  Weighted average shares issuable on conversion
    of 6% subordinated convertible debentures       1,336           *
  Weighted average shares issuable on conversion
    of Series 2 preferred stock                     1,129           *
  Weighted average shares issuable on exercise
    of diluted stock options                          280           *
                                                 --------    --------
    Total                                          25,273      18,791
                                                 ========    ========
 Net earnings (loss)per common share
   - diluted                                     $    .29    $   (.28)
                                                 ========    ========
   * Anti-dilutive and accordingly not included in the computation
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